Exhibit 99.1

3M Reports First-Quarter 2021 Results

First-Quarter Highlights:

–	Sales of $8.9 billion, up 9.6 percent year-on-year
–	Organic local-currency sales increased 8.0 percent year-on-year
–	Both GAAP and adjusted EPS of $2.77
–	Operating cash flow of $1.7 billion; adjusted free cash flow of $1.4 billion, up 49 percent year-on-year
–	Returned $1.1 billion to shareholders via dividends and gross share repurchases
–	Leading in sustainability: introduced new carbon, water and plastics goals

ST. PAUL, Minn. – April 27, 2021 − 3M (NYSE: MMM) today reported first-quarter 2021 results.

“The first quarter was highlighted by broad-based organic growth, robust cash flow and a double-digit increase in earnings per share,” said Mike Roman, 3M chairman and chief executive officer. “Our four industry-leading businesses are delivering strong results, while we accelerate 3M’s digital transformation and sustainability efforts with significant new goals to improve air and water quality. While uncertainty related to COVID-19 remains, we will stay focused on driving growth, building on favorable market trends, improving operational performance and delivering for customers and shareholders.”

First-Quarter Results

Sales grew 9.6 percent year-on-year to $8.9 billion. Organic local-currency sales increased 8.0 percent while divestitures decreased sales by 1.4 percent. Foreign currency translation increased sales by 3.0 percent year-on-year.

Total sales grew 13.7 percent in Safety and Industrial, 13.1 percent in Transportation and Electronics, 9.8 percent in Consumer, and 6.8 percent in Health Care. Organic local-currency sales increased 10.3 percent in Safety and Industrial, 9.8 percent in Transportation and Electronics, 9.3 percent in Health Care, and 7.8 percent in Consumer.

On a geographic basis, total sales grew 18.1 percent in Asia Pacific, 10.4 percent in EMEA (Europe, Middle East and Africa), and 4.5 percent in the Americas. Organic local-currency sales grew 12.8 percent in Asia Pacific, 6.3 percent in the Americas, and 5.5 percent in EMEA.

Both first-quarter GAAP and adjusted earnings were $2.77 per share, resulting in year-on-year increases of 23 percent and 27 percent on a GAAP and adjusted-basis, respectively. First quarter operating income was $2.0 billion with operating margins of 22.5 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

The company’s operating cash flow was $1.7 billion with adjusted free cash flow of $1.4 billion contributing to adjusted free cash flow conversion of 86 percent. 3M returned $1.1 billion to shareholders in the first quarter of 2021, including $858 million in cash dividends and $231 million of gross share repurchases. The company reduced total debt by $0.6 billion, or 3 percent, and net debt by $0.7 billion, or 5 percent, sequentially. See the “Supplemental Financial Information Non-GAAP Measures” section for applicable information.

As previously disclosed in the company’s Form 8-K dated March 22, 2021, effective in the first quarter of 2021, 3M changed its accounting principle for pension/postretirement plan costs and its measure of segment operating performance. The information provided herein reflects the impact of these changes for all periods presented.

First-Quarter Business Group Discussion

Safety and Industrial

•	Sales of $3.3 billion, up 13.7 percent in U.S. dollars. Organic local-currency sales increased 10.3 percent and foreign currency translation increased sales by 3.4 percent.

•	On an organic local-currency basis:

•	Sales increased in personal safety, roofing granules, industrial adhesives and tapes, automotive aftermarket, electrical markets, and abrasives; sales declined in closure and masking.

•	Sales grew across all geographic areas.

•	Segment operating income was $811 million, an increase of 17 percent year-on-year; operating margins of 24.4 percent.

Transportation and Electronics

•	Sales of $2.5 billion, up 13.1 percent in U.S. dollars. Organic local-currency sales increased 9.8 percent and foreign currency translation increased sales by 3.3 percent.

•	On an organic local-currency basis:

•	Sales increased in electronics, automotive and aerospace, and advanced materials; sales were flat in transportation safety; sales declined in commercial solutions.

•	Sales grew in Asia Pacific; sales were flat in EMEA; sales declined in the Americas.

•	Segment operating income was $591 million, an increase of 27 percent year-on-year; operating margins of 23.3 percent.

Health Care

•	Sales of $2.2 billion, up 6.8 percent in U.S. dollars. Organic local-currency sales increased 9.3 percent, foreign currency translation increased sales by 3.1 percent and divestitures decreased sales by 5.6 percent.

•	On an organic local-currency basis:

•	Sales increased in oral care, separation and purification, medical solutions, and health information systems; sales declined in food safety.

•	Sales grew across all geographic areas.

•	Segment operating income was $509 million, an increase of 13 percent year-on-year; operating margins were 22.7 percent.

Consumer

•	Sales of $1.4 billion, up 9.8 percent in U.S. dollars. Organic local-currency sales increased 7.8 percent and foreign currency translation increased sales by 2.0 percent.

•	On an organic local-currency basis:

•	Sales increased in home improvement, stationery and office supplies, and home care; sales declined in consumer health and safety.

•	Sales grew across all geographic areas.

•	Segment operating income was $289 million, up 9 percent year-on-year; operating margins were 21.1 percent.

Full-Year 2021 Outlook

3M’s full-year 2021 guidance remains unchanged with earnings expected to be in the range of $9.20 to $9.70 per share. The company expects its full-year total sales growth in the range of 5 to 8 percent with organic local-currency growth between 3 to 6 percent. 3M also expects its full-year free cash flow conversion to be in the range of 95 to 105 percent, as referenced in the “Supplemental Financial Information Non-GAAP Measures” section.

Committed to Leadership in Sustainability

In February, 3M announced plans to invest approximately $1 billion over the next 20 years to accelerate its new environmental goals: achieve carbon neutrality by 2050, reduce water use by 25% at its facilities, and return higher quality water to the environment after use in manufacturing operations.

Achieving Carbon Neutrality

•	By applying science and technological expertise, 3M expects to further reduce carbon emissions 50% by 2030, 80% by 2040, and achieve 100% carbon neutrality in its operations by 2050.[1,2]

Reducing Water Use

•	3M is targeting water use reductions of 10% by 2022, 20% by 2025, and 25% by 2030.[1,3] Through various efforts, 3M expects to reduce its overall water usage by 2.5 billion gallons per year. The new commitments build upon the company's existing 2025 goal of engaging with all of the water-stressed/scarce communities where it manufactures on community-wide approaches to water management.

Returning Higher Quality Water

•	3M expects to install state-of-the-art water purification technology by the end of 2023 and be fully operational in 2024 at all of its largest water-using locations. This will enable the company to return even higher quality water to the environment after its use in manufacturing operations. The company will use its expertise and advanced technology to remove impurities from the water it uses.

In addition, 3M announced last week it expects to reduce its dependence on virgin fossil-based plastics by 125 million pounds by 2025.4 To achieve this new goal, 3M is innovating the products and packaging in its Consumer Business Group with advancements focused on the use of recycled content and bio-based plastics, as well as more sustainable product and packaging designs to decrease overall plastic use.4

Over the last two decades 3M has reduced its emissions by 70 percent, while doubling its revenues. The company’s headquarters in Saint Paul, Minnesota, is powered by renewable electricity, and 40 percent of 3M’s global electricity use is renewable, on its way to 100 percent. Sustainability is embedded in every new 3M product, and over the last five years the company’s innovations have helped customers avoid 75 million tons of emissions. The company will provide its annual sustainability report in early May which will provide further details.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•	Live webcast at http://investors.3M.com.

•	Live telephone:
Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•	Webcast replay:
Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•	Telephone replay:
Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S., the access code is 21972035). The telephone replay will be available until 11:30 a.m. EDT (10:30 a.m. CDT) on May 4, 2021.

Footnotes:

1.	2019 is the baseline measure year.
2.	Expands previous 2025 goal of staying below 50% of 2002 baseline. 3M’s 2030 Scope 1 and 2 emissions will now be reduced more than 85% from 2002 levels.
3.	Expands previous commitment to reduce water use by 10% between 2015-2025.
4.	2020 is the baseline measure year.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) foreign currency exchange rates and fluctuations in those rates; (4) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (5) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2020, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (6) competitive conditions and customer preferences; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; (13) the Company's credit ratings and its cost of capital; and (14) tax-related external conditions, including changes in tax rates, laws or regulations. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
Net sales	$8,851	$8,075

Operating expenses
Cost of sales	4,525	4,109
Selling, general and administrative expenses	1,808	1,768
Research, development and related expenses	524	537
Gain on sale of businesses	—	(2)
Total operating expenses	6,857	6,412
Operating income	1,994	1,663

Other expense (income), net	49	75

Income before income taxes	1,945	1,588
Provision for income taxes	319	278
Income of consolidated group	1,626	1,310

Income (loss) from unconsolidated subsidiaries, net of taxes	1	—
Net income including noncontrolling interest	1,627	1,310

Less: Net income (loss) attributable to noncontrolling interest	3	2

Net income attributable to 3M	$1,624	$1,308

Weighted average 3M common shares outstanding – basic	580.5	576.8
Earnings per share attributable to 3M common shareholders – basic	$2.80	$2.27

Weighted average 3M common shares outstanding – diluted	586.3	581.5
Earnings per share attributable to 3M common shareholders – diluted	$2.77	$2.25

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	$4,636	$4,634
Marketable securities – current	501	404
Accounts receivable – net	4,817	4,705
Inventories	4,458	4,239
Prepaids	535	675
Other current assets	398	325
Total current assets	15,345	14,982
Property, plant and equipment – net	9,240	9,421
Operating lease right of use assets	871	864
Goodwill and intangible assets – net	19,351	19,637
Other assets	2,373	2,440
Total assets	$47,180	$47,344

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$1,368	$806
Accounts payable	2,670	2,561
Accrued payroll	655	747
Accrued income taxes	277	300
Operating lease liabilities – current	267	256
Other current liabilities	3,126	3,278
Total current liabilities	8,363	7,948
Long-term debt	16,819	17,989
Other liabilities	8,170	8,476
Total liabilities	$33,352	$34,413

Total equity	$13,828	$12,931
Shares outstanding
March 31, 2021: 579,675,002
December 31, 2020: 577,749,638
Total liabilities and equity	$47,180	$47,344

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three months ended
	March 31,
	2021	2020
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$1,688	$1,213

Cash flows from investing activities:
Purchases of property, plant and equipment	(310)	(332)
Acquisitions, net of cash acquired	—	(25)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	(110)	(111)
Proceeds from sale of businesses, net of cash sold	—	86
Other investing activities	51	7

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(369)	(375)

Cash flows from financing activities:
Change in debt	(444)	2,207
Purchases of treasury stock	(231)	(365)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	293	149
Dividends paid to shareholders	(858)	(847)
Other financing activities	(11)	(36)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(1,251)	1,108

Effect of exchange rate changes on cash and cash equivalents	(66)	(46)

Net increase (decrease) in cash and cash equivalents	2	1,900
Cash and cash equivalents at beginning of year	4,634	2,353

Cash and cash equivalents at end of period	$4,636	$4,253

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Unaudited)

(Dollars in millions, except per share amounts)	Operating Income	Operating Income Margin	Income Before Taxes	Provision for Income Taxes	Effective Tax Rate	Net Income Attributable to 3M	Earnings Per Diluted Share	Earnings per diluted share percent change
Q1 2020 GAAP	$1,663	20.6%	$1,588	$278	17.5%	$1,308	$2.25
Adjustments for special items:
Significant litigation-related charges/benefits	17		17	56		(39)	(0.06)
Gain/loss on sale of businesses	(2)		(2)	(3)		1	—
Q1 2020 adjusted amounts (non-GAAP measures) (a)	$1,678	20.8%	$1,603	$331	20.7%	$1,270	$2.19

Q1 2021 GAAP	$1,994	22.5%	$1,945	$319	16.4%	$1,624	$2.77	23.1%
Adjustments for special items:
None	—		—	—		—	—
Q1 2021 adjusted amounts (non-GAAP measures) (a)	$1,994	22.5%	$1,945	$319	16.4%	$1,624	$2.77	26.8%

(a) In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides non-GAAP measures that adjust for the impact of special items. Special items for the periods presented include the items described in the section entitled “Description of Special Items”. Operating income (measure of segment operating performance), income before taxes, net income, earnings per share, and effective tax rate are all measures for which 3M provides the reported GAAP measure and a measure adjusted for special items. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes that discussion of results adjusted for these items is meaningful to investors as it provides a useful analysis of ongoing underlying operating trends. The determination of these items may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Three months ended
	March 31,
Major GAAP Cash Flow Categories (dollars in millions)	2021	2020
Net cash provided by (used in) operating activities	$1,688	$1,213
Net cash provided by (used in) investing activities	(369)	(375)
Net cash provided by (used in) financing activities	(1,251)	1,108

Full-Year 2021
Free cash flow (non-GAAP measure) (dollars in billions)	Forecast
Net cash provided by (used in) operating activities	$7.1 to $7.8
Purchases of property, plant and equipment	($1.8 to $2.0)
Free cash flow (b)	$5.1 to $6.0

Net income attributable to 3M	$5.4 to $5.7
Free cash flow conversion (b)	95% to 105%

	Three months ended
	March 31,
Adjusted Free Cash Flow (non-GAAP measure) (dollars in millions)	2021	2020
Net cash provided by (used in) operating activities	$1,688	$1,213
Purchases of property, plant and equipment	(310)	(332)
Free cash flow	$1,378	$881
Adjustments for special items:
Significant litigation-related after-tax payment impacts	$3	$50
TCJA transition tax payment	9	—
Divestiture-related restructuring after-tax payment impacts	1	—
Adjusted free cash flow (c)	$1,391	$931

Net income attributable to 3M	$1,624	$1,308
Adjustments for special items:
Significant litigation-related charges/(benefits)	—	(39)
(Gain)/loss on sale of businesses	—	1
Adjusted net income attributable to 3M (a)	$1,624	$1,270
Adjusted free cash flow conversion (c)	86%	73%

(b)	Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are meaningful to investors as they function as useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

(c)	Adjusted free cash flow and adjusted free cash flow conversion are not defined under U.S. GAAP. Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines adjusted free cash flow as net cash provided by operating activities, adjusted for special items, less purchases of property, plant and equipment. Cash payments associated with special items in the determination of adjusted free cash flow are reflected net of applicable tax using the U.S. statutory corporate tax rate during the period of payment. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures. The Company defines adjusted free cash flow conversion as adjusted free cash flow divided by net income attributable to 3M, adjusted for special items. Special items for the periods presented include the items described in section entitled “Description of Special Items”. The Company believes adjusted free cash flow and adjusted free cash flow conversion are meaningful to investors as they are useful measures of performance and the Company uses these measures as an indication of the strength of the company and its ability to generate cash.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

	Adjusted EBITDA (non-GAAP measure) (d)		Adjusted EBITDA Margin (non-GAAP measure) (d)
	Three months ended March 31,		Three months ended March 31,
(Dollars in millions)	2021	2020	2021	2020
Safety and Industrial	$952	$818	28.6%	27.9%
Transportation and Electronics	690	564	27.3	25.2
Health Care	667	604	29.7	28.7
Consumer	323	299	23.5	23.9
Corporate and Unallocated	(19)	(54)
Elimination of Dual Credit	(159)	(113)

Total Company	$2,454	$2,118	27.7%	26.2%

	Three months ended
Adjusted EBITDA (non-GAAP measure) (dollars in millions)	March 31, 2021	March 31, 2020
Net sales	$8,851	$8,075

Net income attributable to 3M	1,624	1,308
Add/(subtract):
Net income/(loss) attributable to noncontrolling interest	3	2
(Income)/loss from unconsolidated subsidiaries, net of taxes	(1)	—
Provision for income taxes	319	278
Other expense/(income):
Interest (Income)/expense	128	113
Pension & OPEB non-service cost (benefit)	(79)	(38)
Depreciation and amortization expense	460	440
Adjustments for special items:
Significant litigation-related charges/(benefits)	—	17
(Gain)/loss on sale of businesses	—	(2)
Adjusted EBITDA (d)	$2,454	$2,118

Adjusted EBITDA margin (d)	27.7%	26.2%

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

Adjusted EBITDA (non-GAAP measure) Three months ended March 31, 2021 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$3,327	$2,531	$2,248	$1,373	$(2)	$(626)	$8,851

Business segment operating income (measure of segment operating performance)	811	591	509	289	(47)	(159)	1,994
Add/(subtract):
Depreciation and amortization	141	99	158	34	28		460
Adjustments for special items:
None
Adjusted EBITDA (non-GAAP measure) (d)	$952	$690	$667	$323	$(19)	$(159)	$2,454

Adjusted EBITDA margin (non-GAAP measure) (d)	28.6%	27.3%	29.7%	23.5%			27.7%

Adjusted EBITDA (non-GAAP measure) Three months ended March 31, 2020 (dollars in millions)	Safety and Industrial	Transportation and Electronics	Health Care	Consumer	Corporate and Unallocated	Elimination of Dual Credit	Total Company
Net sales	$2,927	$2,239	$2,104	$1,250	$—	$(445)	$8,075

Business segment operating income (measure of segment operating performance)	694	464	452	265	(99)	(113)	1,663
Add/(subtract):
Depreciation and amortization	124	100	152	34	30		440
Adjustments for special items:
Significant litigation-related charges/(benefits)					17		17
(Gain)/loss on sale of businesses					(2)		(2)
Adjusted EBITDA (non-GAAP measure) (d)	$818	$564	$604	$299	$(54)	$(113)	$2,118

Adjusted EBITDA margin (non-GAAP measure) (d)	27.9%	25.2%	28.7%	23.9%			26.2%

(d)	Adjusted EBITDA and adjusted EBITDA margin are not defined under U.S. GAAP. Therefore, adjusted EBITDA and adjusted EBITDA margin should not be considered a substitute for other measures prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines adjusted EBITDA as net income attributable to 3M, adjusted for net income/(loss) attributable to noncontrolling interest, (income)/loss from unconsolidated subsidiaries, provision for income taxes, other expense/(income), depreciation and amortization expense, and special items. For business segments, the Company defines adjusted EBITDA as business segment operating income (3M’s measure of segment operating performance) adjusted for depreciation and amortization expense. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by net sales. Special items for the periods presented include the items described in the section entitled “Description of Special Items”. The Company considers these non-GAAP measures in evaluating and managing the Company’s operations. The Company believes adjusted EBITDA and adjusted EBITDA margin are meaningful to investors as they provide useful analyses of ongoing underlying operating trends.

	March 31,	December 31,
Net Debt (non-GAAP measure)	2021	2020
Total debt	$18,187	$18,795
Less: Cash, cash equivalents and marketable securities	5,168	5,068
Net debt (e)	$13,019	$13,727

(e)	Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies. The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M believes net debt is meaningful to investors as 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy.

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES – (CONTINUED)

(Unaudited)

Description of Special Items:

In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides various non-GAAP measures that incorporate adjustments for the impacts of special items. Special items incorporated in the preparation of these non-GAAP measures for the periods presented include the items described below:

Significant litigation-related charges/benefits:

•	In the first quarter of 2020, 3M recorded a net pre-tax charge of $17 million ($13 million after tax) related to PFAS (certain perfluorinated compounds)matters. The charge was more than offset by a reduction in tax expense of $52 million related to resolution of tax treatment with authorities regarding the previously disclosed 2018 agreement reached with the State of Minnesota that resolved the Natural Resources Damages lawsuit. These items, in aggregate, resulted in a $39 million after-tax benefit. In the first quarter of 2021 and 2020, 3M made payments of approximately $4 million and $63 million, respectively, related to significant litigation-related matters.

Gain/loss on sale of businesses:

•	In the first quarter of 2020, 3M recorded a pre-tax gain of $2 million ($1 million loss after tax) related to the sale of its advanced ballistic-protection business and recognition of certain contingent consideration.

Divestiture-related restructuring actions:

•	In the first quarter of 2021, 3M made payments of approximately $1 million associated with divestiture-related restructuring actions.

Enactment/measurement period adjustments related to the Tax Cuts and Jobs Act (TCJA)

•	In the first quarter of 2021, 3M made payments of approximately $9 million related to the transition tax expense incurred as a result of the 2017 enactment of the TCJA.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS (f)

(Unaudited)

	Three months ended March 31, 2021
			Europe,
			Middle
Sales Change Analysis		Asia-	East and	World-
By Geographic Area	Americas	Pacific	Africa	Wide
Volume – organic	5.1%	13.3%	4.5%	7.3%
Price	1.2	(0.5)	1.0	0.7
Organic local-currency sales	6.3	12.8	5.5	8.0
Divestitures	(1.6)	—	(3.0)	(1.4)
Translation	(0.2)	5.3	7.9	3.0
Total sales change	4.5%	18.1%	10.4%	9.6%

	Three months ended March 31, 2021
Worldwide Sales Change	Organic local-				Total sales
By Business Segment	currency sales	Acquisitions	Divestitures	Translation	change
Safety and Industrial	10.3%	—%	—%	3.4%	13.7%
Transportation and Electronics	9.8	—	—	3.3	13.1
Health Care	9.3	—	(5.6)	3.1	6.8
Consumer	7.8	—	—	2.0	9.8
Total Company	8.0%	—%	(1.4)%	3.0%	9.6%

(f)	Total sales change is calculated based on reported sales results. The components of sales change include organic local-currency sales, acquisitions, divestitures, and translation. Organic local-currency sales include both organic volume impacts (which excludes acquisition and divestiture impacts) and selling price changes. Acquisition and divestiture impacts are measured separately for the first 12 months post-transaction.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Unaudited)

3M discloses business segment operating income as its measure of segment profit/loss, reconciled to both total 3M operating income and income before taxes. Note 19 to 3M’s consolidated financial statements in its 2020 Annual Report on Form 10-K describes 3M’s business segments and measure of segment operating performance used by 3M’s chief operating decision maker (CODM). As discussed therein, the measure of segment operating performance includes dual credit for certain related operating income and excludes certain expenses and income that are not allocated to business segments and instead reflected in Corporate and Unallocated.

Additionally, the following special items are excluded from business segment operating income and, instead, are included within Corporate and Unallocated: significant litigation-related charges/benefits, gain/loss on sale of businesses, and divestiture-related restructuring actions.

Effective in the first quarter of 2021, the measure of segment operating performance used by 3M’s CODM changed and, as a result, 3M’s disclosed measure of segment profit/loss (business segment operating income) was updated. The change to business segment operating income aligns with the update to how the CODM assesses performance and allocates resources for the Company’s business segments. The change included the following:

Changes in cost attribution

The extent of allocation and method of attribution of certain net costs were updated to result in fewer items remaining in Corporate and Unallocated and, instead, including them in 3M’s business segments’ operating performance. Previously, a larger portion of ongoing corporate staff costs and costs associated with centrally managed material resource centers was retained in Corporate and Unallocated. In addition, portions of pension costs and costs associated with certain centrally managed but ongoing business-related legal matters, along with certain insurance-related costs, were retained in Corporate and Unallocated.

Continued alignment of customer account activity

As part of 3M’s regular customer-focus initiatives, the Company realigned certain customer account activity (“sales district”) to correlate with the primary divisional product offerings in various countries and reduce complexity for customers when interacting with multiple 3M businesses. This impacted the amount of dual credit certain business segments receive as a result of sales district attribution.

Also effective in the first quarter of 2021, within 3M’s Consumer business segment, certain safety products formerly within the Construction and Home Improvement Division and the Stationery and Office Division were moved to the newly-named Consumer Health and Safety Division (formerly the Consumer Health Care Division).

The financial information presented herein reflects the impact of the preceding changes for all periods presented.

BUSINESS SEGMENT INFORMATION	Three months ended
NET SALES	March 31,
(Millions)	2021	2020
Safety and Industrial	$3,327	$2,927
Transportation and Electronics	2,531	2,239
Health Care	2,248	2,104
Consumer	1,373	1,250
Corporate and Unallocated	(2)	—
Elimination of Dual Credit	(626)	(445)
Total Company	$8,851	$8,075

BUSINESS SEGMENT INFORMATION	Three months ended
OPERATING INCOME	March 31,
(Millions)	2021	2020
Safety and Industrial	$811	$694
Transportation and Electronics	591	464
Health Care	509	452
Consumer	289	265
Elimination of Dual Credit	(159)	(113)
Total business segment operating income	$2,041	$1,762
Corporate and Unallocated
Special items:
Significant litigation-related (charges)/benefits	—	(17)
Gain/(loss) on sale of businesses	—	2
Other corporate expense - net	(47)	(84)
Total Corporate and Unallocated	$(47)	$(99)
Total Company operating income	$1,994	$1,663

Other expense/(income), net	$49	$75
Income before income taxes	$1,945	$1,588

About 3M

At 3M, we apply science in collaborative ways to improve lives daily as our employees connect with customers all around the world.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Tim Post, 651-733-9789